[ EXHIBIT 3.3 ]

                       ARTICLES AND CERTIFICATE OF MERGER
                                       OF
                     R.L. TROUTMAN & CO., A Utah corporation

                                      INTO

             R.L. TROUTMAN & CO., a Nevada corporation, as Survivor

The undersigned, being the president and secretary of the above referenced corporations, do hereby file these Articles and Certificate of Merger, and do declare under oath that the following information is filed with the Secretary of State of the State of Nevada, pursuant to NRS Section 78.458, as amended, certifying that the corporations did agree to merge, and the boards of directors and shareholders of the respective corporations did approve such merger this day, as follows:

     ONE: The names of the merging corporations are R.L. TROUTMAN & CO., a Utah corporation, merging into R.L. TROUTMAN & CO., a Nevada corporation, with R.L. Troutman & Co. (Nevada) being the surviving corporation.

     TWO: An Agreement and Plan of Reorganization and Merger ("Agreement") was adopted by the boards of directors and shareholders of the corporations on this date.

     A complete and true copy of the duty executed Agreement is on file at the surviving corporation's principal place of business, being also its registered office; a copy of such Agreement will be furnished by the surviving corporation, on request and without costs, to any stockholder of the constituent corporations.

     THREE: the former R.L. Troutman & Co. (Utah) does, from and after this date, hereby cease to exist by virtue of its merger into R. L. Troutman & Co. (Nevada).

     FOUR: At the time of the merger, a majority of the holders of the outstanding common stock of the respective corporations did by their written consent approve of the merger.

     There were One Hundred Thousand (100,000) common voting shares without par value issued and outstanding in R.L. Troutman & Co. (Utah) at the time of shareholder approval of the merger; all 100,000 shares voted in favor of the merger, with none voting against.

     There were One Hundred Thousand (100,000) $.001 par value common voting shares issued and outstanding in R.L. Troutman and Co. (Nevada) at the time of the shareholder approval of the merger; of the 100,000 shares issued and outstanding, 100,000 voted in favor of the merger, with none voting against.

     FIVE: The articles of incorporation of R.L.. Troutman & Co. (Nevada), the surviving corporation, as currently on file and a matter of record with the Nevada Secretary of State, shall be the articles of incorporation of the companies as merged.

     IN WITNESS WHEREOF, the above named officer has executed the foregoing Articles and Certificate of merger on this 30th day of October, 1998.


By: /s/ Richard C. Landerman
--------------------------------------
President & Secretary

[ NOTARIAL SEAL ]